QH-401942

Certificate Of Incorporation

I, ***LISA MOORE-JERVIS*** *Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Act, that all requirements of the said Act in respect of registration were complied with by*

Newfound RSST Cayman Subsidiary

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 17th day of July Two Thousand Twenty-Three

Given under my hand and Seal at George Town in the Island of Grand Cayman this 17th day of July Two Thousand Twenty-Three

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

Assistant Registrar of Companies,
Cayman Islands.

Authorisation Code : 452731253939
www.verify.gov.ky
28 July 2023